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                                                                   EXHIBIT 10.11

                                 PROMISSORY NOTE



For value received, Leslie S. Robins, (the "Borrower") promises to pay to the order of Advanced Optics Electronics, Inc. (the "Lender") One Hundred and Twenty Thousand Dollars ($120,000.00) with interest at ten percent (10%) per year, computed on the basis of 360-day years.

Interest payments of $3,000.00 shall be payable in arrears quarterly on September 21; December 21; March 21 and June 21 of each year starting with September 21, 2000. The principal amount of this note shall be payable at the end of 36 months on June 21, 2003. The borrower shall have the right to prepay all or any part of this note at any time without penalty.


Date:  Wednesday, June 21, 2000




 /s/ LESLIE S. ROBINS
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Leslie S. Robins